Exhibit 4.27
CMBJ-2007-00003939-SW-00000288
Cooperative Agreement on Voice Magazine Service
Contract No.:

Party A : China Mobile Group Beijing Co., Ltd.	Party B : Shanghai Weilan Computer Co., Ltd.

Add: 7 Dongzhimen South Street, Dongcheng District, Beijing	Add: 12/F, Cross Tower, 318 Fuzhou Road, Huangpu District, Shanghai

Zip Code: 100027	Zip Code: 100017

Tel: 65546699	Tel.: 010-51088686

Fax: 65541330	Fax: 010-51088651

Bank of deposits: Chang’an Subbranch, Beijing Branch, ICBC	Bank of deposits: the People’s square Subbranch, Shanghai Branch, ICBC

A/C: 054018-32	A/C: 1001205809006811170
Whereas:
China Mobile Beijing Co., Ltd. (hereinafter referred to as “Party A”) , a mobile communication operator and mobile data service provider, offers open and paid communication channel to application providers;
Shanghai Weilan Computer Co., Ltd. (hereinafter referred to as “Party B”), a communication value-added service provider approved by the telecommunication authorities, offers Voice value-added service to CMCC users.
On the principle of equal cooperation, mutual benefit and common development, both parties have, through sufficient negotiation, agreed on the following agreement terms on Voice Magazine service with a view to offering better application service to users:
1. Basic description of cooperative business
(1). Basic conditions for cooperation
1) Party B shall, in accordance with the Decree No. 292 of the State Council of the People’s Republic of China titled “Rules on Management of Internet Information Services”, be qualified for Internet information service business operation, capable of providing a complete after-sales service system and meet such lawful operation conditions as having reliable and lawful information source.
2) Party B shall provide Party A with detailed written description on available services and marketing and promotion plans.
3) Party B shall, at the initial stage of business operation, offer to nationwide “GoTone” and “EasyOwn” users of China Mobile various information and application services. Party B will have nationwide “GoTone” and “EasyOwn” users of China Mobile had access to Voice Magazine by using the SMS channel of Party A.

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2. Rights and obligations of Party A
(1). Party A allows Party B to gain access to the network of Party A for the purpose of providing users with voice value-added service. Party A has the right to adjust voice traffic in good time based on network capacity. If such adjustment will affect the business of Party B, Party A shall inform Party B ahead of time.
(2). Party A shall Provide Party B with the Voice Magazine access number of 12590891 and corresponding network interface. Party A shall ensure stability of the use of said number. The service life of such number is as long as the term of validity of the agreement. In case Party A needs to recover this number ahead of schedule, it shall inform Party B in written one month ahead of time and terminate the use of such number after 3 months upon receipt of a written confirmation from Party B.
(3) Party A shall undertake to provide perfect GSM mobile communication system and ensure stable and smooth information transmission. In case communication is blocked, Party A shall promptly shoot the troubles upon receipt of notice from Party B to avoid any impact on the business of Party B.
(4). Party A shall allow Party B to have access to relevant technical protocol standard and interface standard of its network. Party A shall Provide Party B with necessary technical documents for communication between both parties and shall promptly shoot relevant troubles for Party B in terms of communication.
(5). Party A shall prepare necessary software and hardware system for the network of Party A and shall bear relevant operation expenses.
(6). Party B shall undertake the modification of its own billing system, including the agency charge system of bank. Cost of relevant hardware and software shall for the account of Party A.
(7) Party A shall provide Party B with agency billing and charge service. Party A shall inspect the s of Party B to ensure the accuracy of billing information and shall promptly transmit the billing list of users to Party B. Party A shall provide customers with clear information fee receipts and provide the information fee bills of users at the request of users.
(8). Party A shall, after the end of each pay period, provide Party B with relevant data on users who haven’t paid information fee so that Party B can take appropriate measures against such users.
(9). Both parties shall jointly perform marketing promotion and user publicity.
3. Rights and obligations of Party B
(1). Party B shall be responsible for the development and maintenance of its own software and hardware, including but not limited to all the hardware equipment, system adjustment and test, opening, system maintenance, daily business management and market exploration involved in this project.
(2). Party B shall provide users of China Mobile with various contents and application service as agreed. Party B shall ensure legal, timely and reliable information sources. Party B shall ensure that the information provided conform to applicable state policies, laws and regulations and decrees. Party B shall accept any consequence from illegal content.
(3). Party B shall be capable of taking necessary actions to effectively control the users that default the payment of information service fee. To enable normal operation of all Monternet services, in the case of any user defaulting the payment of information service fee, Party B shall not send any information to such user when coming into knowledge thereof.
(4). Party B shall be subject to any adjustment and arrangement for the purpose of ensuring normal and stable voice service in emergency situations and both parties shall settle any dispute in consequence thereof through negotiation.

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(5). During the term of validity of this agreement, Party B may not send through the communication channel provided by Party A to users any advertisement or other information without approval by Party A .Party B may not provide any agency charge service through the channel provided by Party A.
(6). Party B shall pay the transmission cost and monthly rental for interconnecting its equipments with Party A.
(7). During the term of validity of this agreement, Party B is obliged to, upon request of Party A, provide Party A with report on development, classification and usual practice of users and forecasts for business prospective. Party A shall hold such data in confidence pursuant to the provisions as contained in Article 10.
(8). Both parties shall jointly perform marketing promotion and user publicity. Party B may not conduct any business publicity and promotion activities in Beijing unless it has submitted relevant report to Party A ahead of schedule and obtained its consent. Both parties shall agree on business publicity marketing promotion plans separately.
(9). Party B shall undertake that it is provided with legal title to or legal authority for allowing operators to use any cooperative products and other relevant contents it provides with Party A during cooperation, and shall undertake that the cooperative products and other relevant contents infringe no legitimate interest of any third party (including but limited to copyright, right of reputation and right of portraiture) , are free of any disputes concerning copyright, violate no laws and regulations and may authorize operators to transmit information through the networks.
(10). In case any third party brings administrative complaints, suits or arbitration against Party A because Party B has no right to dispose any cooperative product and other relevant contents or there is any defect in the authorization as made by it, party A has the right to jointly or selectively take the following remedy measures as appropriate: (1) to terminate distribution of distributable profits under this agreement to Party B within the scope of claim made by the third party; (2)to require Party B to properly settle the disputes at its own cost and Party B shall, upon request of the company, apply to the disputes settlement authority for participation in the settlement of disputes at its own cost; (3) to terminate part or the whole of the agreement. If the company still incurs loss though above measures have been taken, Party B is obliged to, upon request of the operator, hold harmless and promptly indemnify the company from any loss in consequence thereof (including but not limited to any economic loss resulting from any advance paid by operators to Party B or suspension of business, reasonable attorney fee and court fee incurred for settlement of disputes).
(11). In case Party B is not qualified for operation of Internet business, Party B may not, during cooperation, provide users with access to its services (including but not limited to services subscription and on-demand broadcast) through Internet in any form. Meanwhile, Party B may not promote cooperative services on website which is not provided with Operation License for Telecommunication and Information Service. Party B shall undertake all liabilities if it violates above terms during cooperation period.
4. Responsibilities and rights allocation
(1). Party B shall be liable for any user dispute in terms of the content of information and service. Party A shall be liable for any user dispute arising from its network. In case of user dispute due to blocked transmission between both parties, the parties hereto shall ascertain the causes and require the liability party to settle such dispute; and in case of user dispute due to blocked transmission caused by any third party, the parties hereto shall settle such dispute through negotiation.
(2). The content provided by Party B may not go beyond the range as described in the Management Method for Voice Magazine Service; otherwise, Party A has the right to terminate this agreement and Party B shall bear the default liabilities. Party A has the right to supervise the provision of service by Party B and Party B shall coordinate Party A in its work to avoid any negative impact of party B’s service on normal services of Party A. In case Party A’s normal services are negatively affected by Party B for provision of service contrary to provisions as contained in this agreement, Party A has the right to terminate this agreement and Party B shall bear the default liabilities.

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(3). Party B shall, one month ahead of time, submit to Party A a formal application in written form if it needs to add or reduce or change the price of some of its services involved in cooperation under this contract Party A shall advise Party B to change the price of some of its services if it consents thereto; if a written consent from Party A is obtained, Party B shall test additional service and submit test report to Party A at regular intervals. Additional service may not be promoted in the market unless Party A determines through examination that it is mature.
5. Benefits of both parties
(1) Party A shall charge its mobile users at the following rate for their access to the Voice Magazine service as agreed in this agreement:
1). Fee rate for users as a calling party when using the service within the province where they reside in
Busy hour: RMB0.3 Yuan/minute
Idle hour: RMB0.3 Yuan /minute
Idle hour: 23:00-7:00, subject to postponement of two hours due to time difference in case of Xinjiang and Tibet Autonomous Region.
2). When users use this service in a roaming province as the calling party, the rate shall be RMB 0.5 Yuan /min.
3) When the users use this service as the called party, the rate of the phone fee currently in force shall apply
4) Users during outbound or inbound international roaming have no access to Voice Magazine service.
5) One-minute communication fee will be charged for any use of said service less than one minute
(2). The information service fee incurred during the mobile user uses any service hereunder shall be calculated and collected at the rate determined by Party B, which shall report such fee rates to competent price authorities and promptly notify Party A thereof
Note: The Voice Magazine service incurs both voice information fee and SMS information fee. As party B has concluded with Party A the Agreement on Cooperation in Monternet Short Message Service Business (hereinafter referred to as “Monternet Agreement”), the SMS part of the information service fee incurred from the Voice Magazine service shall be managed and settled in accordance with the Monternet Agreement. Thus, as this Agreement only deals with settlement of the voice part of the information service fee incurred from the Voice Magazine service. The information service fee used in the following section refers only to the voice information fee incurred from Voice Magazine service.
(3) Party A shall provide Party B with information service fee billing and collection service. All the information service fees incurred for the use of Voice Magazine service by users across the country, as recorded in the monthly accounts, shall be the information service fees receivable. Party A shall pay 70% of such information service fees receivable to Party B, with the remaining 30% payable by Party B to Party A as the billing and collection service fee. Party A shall assume the risk of payment default by local users.

CMBJ-2007-00003939-SW-00000288
6. Settlement method
(1). Settlement Point: To be set as required by Party A.
(2). Settlement method:
Equipment of Party B are interconnected via optical fibers with the mobile data network of Party A and the billing information recorded in the switch of Party A shall be final. Details are as follows:
1). The billing period shall commence on 00:00 of the first day of each month and end at 24:00 of the last day of the same month, with the starting date of the billing period changed to the first day of each month The settlement period shall be from the 15th day to the 20th day of each month, and the fees incurred from the first day to the last day of a month shall be settled in the immediate next month. After expiration of each normal billing period, Party A shall calculate the information fee receivable of the corresponding month and the unbalanced communication fee payable to Party A, based on which the settlement shall be made between the Parties.
2). The billing system of Party A settles the total amount of the Voice Magazine information fee of current month, and Party A shall pay Party B 70% of such total amount of the information fee and request the service sector invoice therefrom Party B shall issue the invoice in the settled amount and mail to Party A before the 18th day (the date indicated on the postmark) of each month. Party A shall pay the invoice upon receipt thereof before the 25th day in the same month.
3). The Parties hereto shall strictly follow requirements on the method and period of settlement during settlement and payment. Any Party failing to pay the settlement amount within the specified timeframe shall pay to the receiving Party a penalty equal to 1‰ of the amount payable for each day of delay.
(3). Whether there is any objection on the bill of the previous month, Party B shall issue the invoice to Party A before the 18th day (the date when the invoice is delivered to the place designated by Party A) each month, and Party A shall pay Party B the settled information fee in the invoice amount by the end of the same month after receiving the lawful invoice issued by Party B. That is to say, whether the reconciliation is completed in due course, settlement shall be made based on the amount indicated on the reconciliation statement, and any deficiency or excess thereof determined in reconciliation shall be paid or refunded in the next period or later.
7. Promotion
Voice Magazine service is a part of the open business of “Monternet Startup Scheme” of CMCC, and subject to central arrangement of CMCC in its promotion. The Parties hereto shall cooperate with each other, share the costs thereof, and jointly develop and implement marketing plan and promotional strategy. Details are as follows:
(1). Party B shall promote the Voice Magazine service together with Party A on a cooperative and supplemental basis and maintain a consistent promotion coverage and progress. The Parties hereto shall share the promotion costs on an equal basis. If Party B bears no promotion cost, it shall provide publicity of Party A as compensation on its website or other media.
(2). Party B shall provide the content of promotion and be responsible for the accuracy and validity of such content. The Parties shall jointly discuss and verify the content of promotion
(3). Party B shall indicate logo of CMCC and MONTERNET business as well as the Chinese and English names of China Mobile Beijing on highly visible areas (most hit areas) at its website, and provide links to www.Nonternet.com, www.ChinaMobile.com and www.bmcc.com.cn.
(4) Party A will in principle not promote specific business lines of Party B, and instead primarily promote and build the Monternet and voice magazine brands. Party B shall, when promoting the content of its voice magazine business, promote the content approved by Party A (with the Party A as sponsor and Party B as co-sponsor), ensure the consistency of promotion, and indicate CMCC logo as well as Chinese and English names of China Mobile Beijing in its promotional materials.

CMBJ-2007-00003939-SW-00000288
8. Customer service
To ensure normal use of voice magazine service by customers, the Parties hereto shall maintain a long-term, stable, convenient and effective customer service system Details are as follows:
(1) Party B shall ensure that all customers fully understand the price, content and the way of providing service before using the voice magazine service.
(2) Any voice magazine SMS and voice service received by the user must be the information proactively demanded or subscribed by the user, or information bought by another GoTone user for such user. Party B shall ensure the appropriateness and legality of the information content when providing voice magazine service to users, and Party A shall be entitled to monitor and strengthen management of the voice magazine content provided by Party B.
(3) Party A shall be responsible for dealing with the customer consultation and complaints arising from problems with the communication network.
(4) The customer service center 1860 of Party A and its main business outlets shall be responsible for dealing with customer consultation and complaints about the voice magazine service, and forward any problem with information content and service to the customer service center of Party B.
(5) Party B shall open a 24-hour service hotline and disclose the number to customers through its website or external promotional materials. The number of said hotline shall be:021-53854588.
(6) Party B shall assign full time persons to deal with customer complaints on information content and service, and ensure that any such customer complaint will be solved within three days upon receipt thereof.
9. Confidentiality
(1) “Proprietary Information” means the information a Party receives from the other party during cooperation. Such information is developed, created or discovered by or transferred to the disclosing Party and is valuable to the disclosing Party. The Proprietary Information includes but is not limited to business secrete, intellectual property and technical secret.
(2). The Parties hereto shall keep confidential their own and the other Party’s Proprietary Information such as intellectual property and business secret Any Party shall keep confidential any Proprietary Information of the other Party and not disclose to third parties any Proprietary Information involving technical or business secret of the other Party without written consent of the other Party.
(3). The Parties hereto shall keep confidential this cooperation and the content hereof. Without prior written consent of the other Party, no Party shall disclose to any third party this cooperation and the content of this Agreement between the Parties.
10. Default liabilities
Any Party failing to perform any provision hereunder shall be deemed in breach of this Agreement. Any Party receiving a detailed written notice of such breach from the other Party shall, if such breach is confirmed, correct such breach and notify the other Party in writing within 20 days upon receipt of such notice. If the alleged breach does not exist, the notified Party shall provide a written objection or explanation to the other Party within twenty days. In such case, the Parties may settle such issue through negotiation and, if such negotiation fails, such issue shall be solved in accordance with the dispute resolution provision hereunder. The breaching Party shall bear any and all the financial losses incurred to the innocent Party due to its breach hereof.

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11. Exemption
Where the Parties or a Party cannot perform obligations hereunder in part or in whole due to any force majeure event, none of the Parties shall be held liable for breach hereof, provided that the affected Parties or Party shall provide a notice to the other Party within fifteen days after occurrence thereof together with relevant supporting documents The affected Party or Parties shall continue to perform this Agreement after the effect of such force majeure event ceases.
12. Dispute Resolution
Any dispute arising from or in connection with performance of this Agreement may be settled through amicable negotiation between the Parties. If such negotiation fails, either Party may refer such dispute to Beijing Arbitration Commission for arbitration in accordance with the arbitration rules thereof. The arbitration award shall be final and binding upon both Parties.
13. Term of this Agreement
This Agreement shall become effective on November 1, 2007 and expire on October 31, 2008.and shall be automatically extended for six months if neither of the Parties give a written notice of terminating this Agreement one month before expiration hereof. This Agreement may be automatically extended for another six months upon expiration of said extension, unless a Party request termination hereof during the extension period. Such extension shall be in periods of 6 months and not limited in its number. A Party having any objection shall notify the other Party thirty days before expiration of this Agreement or the present extension hereof in writing or by E-mail.,
14. Effectiveness, Change, Termination and Extension of this Agreement
(1). This Agreement shall be in nine pages and four copies, and become effective upon signature and sealing by duly authorized representatives of the Parties. Party A shall hold three copies and Party B shall hold one copy, each being equally authentic.
(2). The appendix hereto shall constitute an integral part hereof and bear the same legal effect as this Agreement.
(3). During the term of this Agreement, the Parties may change relevant provisions hereof or terminate this Agreement through amicable negotiation. Any Party intended to change or terminate this Agreement shall give a 30-day written notice to the other Party. Any Party terminating this Agreement at its sole discretion shall compensate the other Party for any and all the losses incurred thereto.
(4). During the cooperation period, Party B shall not send to users any irrelevant information, such as ads, through the communication channel provided by Party A. Once detected, any such activity shall result in compensation by Party B for the financial losses incurred to Party A and entitle Party A to terminate this Agreement.
(5). Party B shall not send any information to any user defaulting payment of Voice Magazine information fee, or allow any user defaulting payment of Voice Magazine information fee to order any information for any other users. If Party B sends information to such defaulting users or allow them to use Voice Magazine service thereof while knowing such default, Party A may request Party B to compensate the financial loss incurred from such default of payment by users and terminate this Agreement.

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(6). Any Party directly or indirectly breaching any provision hereof or failing to perform its obligations hereunder, or failing to make timely and full performance of such obligations, shall be deemed to breach this Agreement. The innocent Party shall be entitled to give the breaching Party a written notice requesting the breaching Party to correct such breach and take sufficient, effective and timely actions to eliminate any effect thereof and compensate the innocent Party for any loss incurred from such breach. If the breaching Party fails to correct such breach within ten days upon receiving the said notice, the innocent Party may terminate this Agreement at its sole discretion by giving a written notice and hold the breaching Party liable for breach hereof.

China Mobile Group Beijing Co., Ltd.	Shanghai Weilan Computer Co., Ltd.

Authorized representative: Sealed	Authorized representative: Sealed

Date of execution:	Date of execution:
Attachment 1:
Description of business scope and charges.